Exhibit 3.4

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

TECHNOLOGY RESEARCH COPORATION

The undersigned, as the President and the Secretary for TECHNOLOGY RESEARCH CORP., do hereby certify that the Amendment provided for herein was adopted by the Board of Directors on the 30th day of November, 1983.

1. Article I is hereby deleted in its entirety and the following is inserted in place thereof:

“ARTICLE I

Name

The name of this corporation is: TECHNOLOGY RESEARCH CORPORATION.”

2. Amendment Adopted: November 30, 1983 by the shareholders .

IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment on the 30th day of November, 1983.

S/ Raymond H. Legatti
RAYMOND H. LEGATTI
President

/s/ Theodore M. Sway
THEODORE M. SWAY
Secretary